Exhibit 99.1

KEANE
NEWS RELEASE

Contact:	Margo Nison
Keane Public Relations
(617) 517-1272

Albie Jarvis
Porter Novelli
(617) 897-8236

KEANE TO LIST ON NEW YORK STOCK EXCHANGE

Shares Will Continue to be Traded Under the Symbol “KEA”

BOSTON — October 14, 2003—Keane, Inc. (AMEX: KEA), a leading business and information technology (IT) consulting firm, today announced that it has applied to list its common shares on the New York Stock Exchange (NYSE).  The Company anticipates that trading on the NYSE will begin on Thursday, October 30, 2003, under the trading symbol “KEA.”  Keane’s common stock will continue to trade on the American Stock Exchange (AMEX) until that date.

“As a company that provides high-value business and IT outsourcing services with world-class global delivery capabilities, it seems fitting for our shares to trade on the world’s largest global equities market,” said Brian Keane, president and CEO of Keane.  “Our listing on the NYSE and the corresponding exposure to a broader investment community and a highly liquid marketplace is further evidence of Keane’s commitment to increase long-term per share value.”

“We are proud to welcome Keane, Inc. to the New York Stock Exchange,” said co-president and COO Catherine Kinney.  “As a leader in technology services, Keane will be an outstanding addition to our family of world-class listed companies. The Exchange looks forward to its new partnership with Keane and to serving the company and its shareholders.”

About Keane

                Keane, Inc. (AMEX: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on three highly synergistic service offerings: Applications Outsourcing, Application Development & Integration, and Business Optimization and Process Improvement Consulting.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful

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Keane to List on NYSE/2

performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMM Level 5 evaluated Advanced Development Centers (ADCs) in Canada, and India.  Information on Keane is available on the Internet at www.keane.com.

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